Exhibit 23.4
Consent of Independent Registered Public Accounting Firm
We consent to the reference to our firm under the caption “Experts” and to the use of our report dated February 23, 2007, with respect to the consolidated financial statements of Biosite Incorporated, incorporated by reference in the Current Report on Form 8-K of Inverness Medical Innovations, Inc., filed with the Securities and Exchange Commission on July 2, 2007, as amended on July 20, 2007, and incorporated by reference in the proxy statement/prospectus of Inverness Medical Innovations, Inc. that is made a part of this Amendment No. 1 to the Registration Statement on Form S-4/A (No. 333-145892).

/s/ Ernst & Young LLP

San Diego, California
October 4, 2007